CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE COMPANY IF PUBLICLY DISCLOSED. THE REDACTED INFORMATION HAS BEEN BLACKED OUT ON THE EXHIBIT.

PARI-MUTUEL SERVICE AGREEMENT

THIS **AGREEMENT** is made and entered into this 4 day of August, 2022, by and between **LAS VEGAS DISSEMINATION, INC.**, a Nevada corporation ("**LVDC**"), and **Apple iSports Inc.**, a Delaware corporation **("AiS")**, located at, 1 Alexander Road, Kintnersville, PA 18930.

WITNESSETH

WHEREAS, LVDC is in the business of, amongst other things, compiling and transmitting Wagering Data to and from out-of-state associations licensed to operate horse, dog, and other racing as well as jai alai and other pari-mutuel events and offering pari-mutuel wagering on such races and events to businesses involved in off-track pari-mutuel wagering;

WHEREAS, AiS is desirous of being in the business of, amongst other things, receiving online account off-track pari-mutuel wagers at the Property for the purpose of combining said wagers with wagers accepted by Participating Tracks in an interstate common pari-mutuel pool; and

WHEREAS, the parties desire to enter into this Agreement for LVDC to provide to AIS services for the maintenance of an off-track pari-mutuel system, as set forth herein, which will combine the off-track pari-mutuel wagers received by AIS with the wagers accepted by the Participating Tracks and other participating off-track pari-mutuel betting facilities in an interstate common pari-mutuel pool (the "System").

NOW THEREFORE, in consideration of the foregoing and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

SECTION 1: DEFINITIONS

Capitalized words and phrases used in this Agreement have the following meanings:

1.1 "**Act**" means the Nevada Gaming Control Act, as set forth in Chapters 463 and 464 of the Nevada Revised Statutes, as amended from time to time (or any corresponding provisions of succeeding law).

1.2 "**Agreement**" means this Pari-Mutuel Service Agreement, as amended from time to time. Words such as "herein," "hereinafter," "hereof," "hereto," and "hereunder," refer to this Agreement as a whole, unless the context otherwise requires.

1.3 "**Bankruptcy**" means a "Voluntary Bankruptcy" or an "Involuntary Bankruptcy." A "Voluntary Bankruptcy" means the inability of a party generally to pay its debts as such debts become due, or an admission in writing by such party of its inability to pay its debts generally or a general assignment by such party for the benefit of creditors; the filing of any petition or answer by such party seeking to adjudicate it as bankrupt or insolvent, or seeking for itself any liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of such party or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking, consenting to, or acquiescing in the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for such party or for any substantial part of its property; or corporate action taken by such party to authorize

LVDC AiS

any of the actions set forth above. An "Involuntary Bankruptcy" means, with respect to any party, without the consent or acquiescence of such party, the entering of an order for relief or approving a petition for relief or reorganization or any other petition seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or other similar relief under any present or future bankruptcy, insolvency or similar statute, law or regulation, or the filing of any such petition against such party which petition shall not be dismissed within ninety (90) days, or, without the consent or acquiescence of such party, the entering of an order appointing a trustee, custodian, receiver, or liquidator of such party or of all or any substantial part of the property of such party which order shall not be dismissed within sixty (60) days.

1.4 "**Breakage**" means the odd cents over a multiple of ten cents (this being current industry standard, however subject to change from jurisdiction to jurisdiction) arising from the computation of odds and payouts on amounts wagered on a race that is part of an Interstate Common Pari-mutuel Pool.

1.5 "**Communication Line Costs**" means the installation charge, all monthly communication charges for the use of the lines to transmit and receive wagering data and wagering information, the fee charged to LVDC upon the termination of a dedicated phone line, any adjustments to the line charges which are made by the carrier and charged to LVDC, and any taxes and tariffs charged for use of the line. LVDC shall have the sole and absolute discretion to make decisions regarding Communications Lines (i.e., which carrier to use, when to terminate a line, etc.).

1.6 "**Communications Package**" means secure and LVDC acceptable devices and methods.

1.7 "**Interstate Common Pari-mutuel Pool**" means a pari-mutuel pool consisting of the pari-mutuel wagers placed at Participating Tracks, their intrastate betting locations, other jurisdictions, and the off-track pari-mutuel wagers placed at Property and other pari-mutuel locations, and accepted into the System.

1.8 "**AiS**" means Apple iSports, Inc., a [.

1.9 "**LVDC**" means Las Vegas Dissemination, Inc., a Nevada corporation doing business as Las Vegas Dissemination Company.

1.10 "**Off-Track Pari-Mutuel Wager**" means a wager placed by a patron (either in person or pursuant to a ADW account) and received by Property or any other pari-mutuel location on a race or races offered as part of an Interstate Common Pari-mutuel Pool offered by a Participating Track, and accepted into the System. As used herein a "race" shall mean any race or event.

1.11 "**Participating Tracks**" means collectively the out-of-state facilities licensed to operate horse or other racing where pari-mutuel wagering on races is conducted that are participating in the System. Individually, each shall be referred to herein as a "Participating Track". Participating Tracks may also include jai alai frontons or other event facilities, as necessary.

1.12 "**Property**" means the Apple iSports, Inc. outlets (including walk-up, internet account sites and phone account wagering sites).

1.13 "**Property Pari-Mutuel Handle**" The amount, calculated on a monthly basis, of all off-track pari-mutuel wagers placed into LVDC's System by AiS.

1.14 **"Pro rata"** Pro rata is calculated based on the total number of LVDC locations, not volume, handle or number of machines at any given location, unless otherwise stated herein.

LVDC AiS

1.15 "**Regulations**" means the Nevada Gaming Control Regulations, including Temporary Regulations, promulgated under the Act; as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

1.16 "**System**" means the off-track pari-mutuel computer system owned and operated by LVDC that combines the off-track pari-mutuel wagers received by AiS with the wagers accepted by the Participating Tracks and other participating pari-mutuel books in an Interstate Common Pari-mutuel Pool.

1.17 "**Wagering data**" means the information regarding results, actual payouts, and the amount of pari-mutuel and off-track pari-mutuel wagers accepted for each race or group of races in the Interstate Common Pari-mutuel Pool.

1.18 "**Wagering information**" means the amount of off-track pari-mutuel wagers received for each race or group of races by AiS, by way of over-the-counter-, telephone account, internet account and computer assisted or wireless means.

1.20 Capitalized terms not otherwise defined herein shall have the meanings set forth in Nevada Gaming Commission Regulation 26A.020.

SECTION 2: CONDITIONS PRECEDENT

The terms of this Agreement shall be subject to the conditions precedent set forth in this Section 2, the satisfaction of all which shall be conditions precedent to parties' respective rights and obligations contained herein. The conditions precedent to this Agreement are as follows: the licensing of LVDC and AiS by all applicable state and federal gaming authorities.

2.1 AiS shall be responsible for contracting for all racing content, which shall not be subject to the terms and conditions of this Agreement.

SECTION 3: TERM; EXCLUSIVITY

3.1 This Agreement shall be for a term of five (5) years, commencing on the first day a live wager is accepted by Apple iSports and continuing in full force and effect for five (5) full years unless earlier terminated pursuant to the terms set forth in Section 10. If AiS decides to cease pari-mutuel operations during the term, the exclusivity requirements of 3.2 shall continue, and AiS (as well as each owner of AiS or other entity owned or controlled by said owners of AiS) shall not open pari-mutuel operations with any vendor other than LVDC during the term of this Agreement. Upon the expiration or termination of this Agreement, AiS shall return to LVDC all equipment or property otherwise belonging to LVDC and the parties shall finalize the reconciling of all accounts.

3.2 During the term of this Agreement, AiS (as well as any affiliate of AiS or its principals) shall not contract with or enable any other party or entity, other than LVDC or an entity owned or controlled by LVDC or by LVDC's sole shareholder, to provide any of the services contemplated to be provided by LVDC pursuant to this Agreement, including without limitation system operator services related to (i) intrastate, interstate, or international horse, dog or other racing, (ii) intrastate, interstate, or international jai alai, and (iii) telephone account and/or interactive wagering without the prior written approval of LVDC.

LVDC AiS

SECTION 4: FEES AND EXPENSES

4.1 AiS shall pay to LVDC each month during the term of this Agreement the following fees:

4.1.1 a monthly fee for the system operator services rendered by LVDC as set forth herein, which monthly fee shall be calculated by applying the rates set forth below to the Property's Pari-Mutuel Handle:

Monthly System License Fee*	Accumulated Property's North American Pari-Mutuel Handle Per Calendar Year
[redacted]	[redacted]
[redacted]	[redacted]
[redacted]	[redacted]

*Notwithstanding the foregoing formula, in no event shall the monthly fee to be paid to LVDC pursuant to this Section 4.1.1 in any given month during the term hereof be less than [redacted]) per month (commencing sixty (60) days after the first live wager is accepted by Apple iSports) in every calendar month during the term of this Agreement.

4.1.2 AiS is responsible for all of its communications equipment and methods. The equipment and methods need to be approved by LVDC.

4.2 AiS shall also be responsible to pay for the following fees, charges, costs, expenses, takeouts, assessments, or monies that are imposed or assessed against AiS or LVDC (collectively, the "Charges") during the term of this Agreement:

4.2.1 A pro rata portion of all Charges imposed or assessed by each Participating Track or by third parties at the Participating Track, including without limitation the tote companies and applicable authorities, in connection with, or related to, this Agreement or the audio/visual feeds provided therewith. Without limiting the generality of the foregoing, AiS shall be obligated to pay all Charges related to interface fees imposed or assessed by the Participating Tracks, tote companies, or racing associations.

4.2.2 All Charges and/or Communications Line Costs for phone and data lines between Property and LVDC's hub facility incurred in the performance of this Agreement.

4.2.3 A pro rata portion of all Charges and/or Communications Line Costs for phone and data lines between LVDC and each Participating Track incurred in the performance of this Agreement, to be equally divided amongst all pari-mutuel locations that are receiving pari-mutuel hub services from LVDC for that Participating Track. Additionally, AiS shall promptly reimburse LVDC for its share of all costs incurred in connection with the installation, maintenance, or disconnection of phone lines pursuant to this Agreement. LVDC shall neither have nor incur any liability for Communication Line Costs incurred hereunder or cost of installation, maintenance, or disconnection of the communication lines.

4.2.4 If at any time during the term of this Agreement, any kind or type of tax, license, duty, commission, fee or other Charge shall be imposed upon, levied, or assessed against LVDC for the performance of this Agreement by any governmental or other gaming authority, or on the installation, use or the services provided under this Agreement, or on the receipt of monies hereunder, AiS agrees to pay to LVDC an amount equivalent thereto, such payment to be made to LVDC as and when such tax, fee, or other Charge is assessed. In the event this Agreement is terminated as provided herein, AiS shall remain liable as aforesaid for payment of such tax, fee, or other Charge, and if AiS fails to contest the validity of any such tax, fee, or other Charge after written demand by LVDC, LVDC, at its expense, may contest the validity thereof in the name of AiS. Nothing herein contained shall make AiS responsible for federal or state income taxes of LVDC by reason of the receipt of payments hereunder.

LVDC AiS

4.3 LVDC shall provide to AiS an invoice for the monthly fees due hereunder along with a copy of a monthly report that will show how Property's Pari-Mutuel Handle monthly fee to LVDC was calculated. LVDC shall also provide to AiS an invoice for any Charges that are due from AiS hereunder.

4.4 LVDC shall annually engage an independent accountant, at LVDC's sole expense, to perform procedures that will provide AiS reasonable assurances that AiS is paying its proper fee to LVDC based on the total pari-mutuel handle. LVDC will provide AiS with all such annual reports.

4.5 Monthly fees and Charges are due and payable from AiS to LVDC within thirty (30) days of the receipt of the invoice, except as otherwise set forth herein. Any payment of fees, expenses, or other Charges required to be made by AiS to LVDC under the terms of this Agreement not received within five (5) days after the due date thereof shall be subject to a late charge of five percent (5%) of the delinquent amount. Any fees, expenses, or other Charges due and payable from AiS to LVDC and not paid within ten (10) days after the date due thereof, shall bear interest from the due date at an annual rate equal to the lesser of:

(a) eighteen percent (18%); or,
(b) the highest rate permissible under the law.

4.6 All Charges, costs, fees, rates, or expenses set forth herein, (except for the systems operator fee scale set forth in Paragraph 4.1.1, which the parties agree shall remain the same throughout the term of the Agreement) shall be increased on each January 1 during the term hereof, beginning on January 1, 2023, by three percent (3%) to reflect an estimate of the inflationary pressures applied to the cost of living over time.

SECTION 5: OPERATION OF THE SYSTEM

5.1 Property shall enter all Wagering Information for wagering on all Participating Track races directly into the System through the Terminals located at the Property. LVDC shall consolidate the Wagering Information from Property by type of bet and will transmit the Wagering Information to the Participating Track for inclusion into the Participating Track's Interstate Common Pari-mutuel Pool. When results of the subject race are final, said results shall be transmitted from the Participating Track, through LVDC, back to Property, which will then be responsible to ensure that winning patrons are paid.

5.2 The parties expressly recognize that AiS, either separately or collectively with other off track betting facilities, will enter into separate agreements with each Participating Track for the right to include wagers received at Property with the wagering pool at the Participating Track.

5.3 The parties to this Agreement recognize the possibility that off-track pari-mutuel wagers may be entered into the System but not be transmitted through the System to a Participating Track or included in Participating Track's common pari-mutuel pool. In the event AiS has received off-track pari-mutuel wagers that are entered into the System but are not placed in the interstate common pari-mutuel pool, AiS agrees to refund such wagers to the patron(s) without recourse to LVDC. AiS shall indemnify and hold LVDC harmless from any claims related to wagers accepted under this provision.

5.4 In the event of an emergency, act of God or other unforeseen event which makes the normal operation of the System, in the sole opinion of LVDC, impossible, impractical or unreasonably dangerous, AiS agrees to follow strictly all instructions received from LVDC with regard to the situation. All acts performed by AiS in derogation of the instructions received from LVDC pursuant to this Section are performed at AiS's own risk.

LVDC   AiS

5.5 LVDC shall not be liable for any deficiency, loss, damage or injury which results from a failure of the System, a failure of any communication lines, or an error or omission of any LVDC agent or employee which results in a failure to transmit Wagering Information to a Participating Track.

5.6 LVDC shall not be liable, either directly, indirectly or consequentially, for any counterfeit, altered or illegally printed tickets or currency, and AiS shall indemnify, protect, defend, and hold LVDC harmless from the same.

5.7 LVDC shall have no responsibility or obligation to accept, and shall incur no liability either directly, indirectly or consequentially for, any wagers taken by AiS without the intent to include said wagers in the System or otherwise having not been included in the System.

5.8 AiS shall not allow any third party, except as required under applicable law, to have access to any equipment incorporated in this Agreement or any software that could affect the operations of the System or expose that third party to confidential information without the express written consent of LVDC, to be granted or denied in LVDC's sole and absolute discretion.

5.9 LVDC shall use reasonable efforts to honor requests by AiS to provide tracks or events that are not under contract with the Nevada Pari-Mutuel Association. However, AiS acknowledges the fact that LVDC may not be able to honor these requests and/or may have to impose wagering restrictions on any tracks or events that are not under contract with the Nevada Pari-Mutuel Association. If LVDC provides such tracks or events, AiS agrees that they are subject to varying wagering restrictions and to being discontinued at any time.

SECTION 6: SERVICES PROVIDED BY LVDC

6.1 Data System. LVDC shall compile Wagering Data and Wagering Information transmitted from Property and the Participating Tracks. LVDC shall then transmit the compiled Wagering Data to the Participating Tracks and AiS. The System shall do the following:

6.1.1 Interface with pari-mutuel systems that conform to Inter Tote System Protocol ("ITSP") industry standard;

6.1.2 Generate and maintain all detailed accounting and reconciliation records required by the Nevada gaming authorities;

6.1.3 Ensure the confidentiality, between AiS, other Properties, and the Participating Tracks, of information regarding the amount of off-track pari-mutuel wagers received at each location. Such information shall not be communicated between the individual locations;

6.1.4 Electronically Transmit Wagering Data and Wagering Information to and from the Participating Tracks on a periodic basis as required by the Participating Tracks, AiS, the Nevada Gaming Authorities, and the regulatory agencies having jurisdiction over the Participating Tracks;

6.1.5 Prevent cashing or canceling of tickets between the wagering location and other locations;

6.1.6 Accommodate all industry-standard types of wagering offered by the Participating Tracks;

LVDC AiS

6.1.7 Maintain uncashed ticket information for not less than the period of time required by any regulatory agencies having jurisdiction over AiS or the Participating Tracks.

6.2 **Reconciliation Services**.

6.2.1 LVDC shall provide a daily reconciliation report of all pari-mutuel wagering accounts to Property and each Participating Track. Positive breakage that is not allocated by regulation shall be allocated to AiS. AiS will be responsible for all negative breakage.

6.2.2 All reconciliation, accounting and recap reports will be available to AiS via a secure FTP application.

6.2.3 Each of the parties shall maintain complete books and records relating to its conduct of off-track pari-mutuel wagering and the operation of the System. Either party shall have the right to inspect said books and records upon reasonable terms and upon reasonable notice to the other party.

6.2.4 AiS shall maintain a bank account in the United States that is capable of allowing for wire transfers and ACH transactions for the settlement of money room and track fees. LVDC shall be given third party access and be responsible for transferring funds between the accounts in a manner acceptable to AiS, the Participating Track, the Nevada Gaming Authorities, and any regulatory agency having jurisdiction over the Participating Track. AiS shall maintain sufficient funds in its account to permit transfers of funds by LVDC.

6.3 **Payments Between Property and Participating Tracks**.

6.3.1 LVDC shall make payments to AiS on behalf of the Participating Tracks and to the Participating Tracks on behalf of AiS according to the terms of the individual agreements reached between each Participating Track, AiS, and LVDC.

6.3.2 AiS shall establish a wire transfer account at a financial institution in accordance with Section 6.2.4, from which LVDC may transfer AiS's payments for each Participating Track's compensation.

6.3.3 LVDC's obligation to pay a Participating Track's compensation pursuant to this Section is dependent upon AiS's payment to LVDC. It is the intent of the parties hereto that LVDC shall have no liability to any Participating Track upon AiS's failure to pay LVDC as required. It is also the intent LVDC shall no liability for any foreign exchange fees and foreign exchange loss resulting from the settlement of track fees and money room settlements.

6.4 **Ancillary Agreements**.

4.4.1 LVDC agrees, if requested by AiS, to assist AiS in negotiating agreements with racetracks regarding participation in the System, at no additional charge. However, LVDC does not warrant its services in any manner in regard to this assistance, and AiS expressly waives any and all claims, rights or causes of action relating to the assistance provided by LVDC pursuant to this Section, including, but not limited to, any and all claims, rights or causes of action relating to LVDC's negotiation of, or failing to negotiate, any agreement with any racetrack or the terms of any such agreements. LVDC shall perform any of the functions without compensation, except that LVDC shall be reimbursed for all expenses incurred in the performance of this paragraph, including without limitation travel expenses and legal fees.

LVDC AiS

6.4.2 AiS agrees that it shall include language in each of its agreements with a Participating Track that allows for the termination of the Participating Track agreement upon notification to AiS by LVDC of its desire to not include said Participating Track in its hub services. AiS shall indemnify, protect, defend, and hold LVDC harmless from any claims that may arise in relation to (i) the termination of a Participating Track by LVDC or (ii) the failure of AiS to include the language required hereby.

6.4.3 Notwithstanding anything to the contrary, AiS covenants that all contracts between AiS and Participating Tracks shall contain language (i) obligating said Participating Track to accept a Manual Merge (if allowed) of any and all Wagering Information in the event of a System failure or a failure of communication line(s) in accordance with the terms hereof, (ii) ensuring that LVDC receives the race signal, decoders, and race programs from the Participating Tracks, and (iii) providing a personal contact at the Participating Tracks from whom LVDC could obtain additional pertinent information and/or make inquiries.

6.5 **Software Development**. LVDC shall provide software development and support services to the System and AiS's use thereof throughout the term of the Agreement. Software upgrade or customized development requests by AiS shall be performed by LVDC, upon the completion and execution of a written agreement, at LVDC's rate of Two Hundred Fifty Dollars ($250.00) per hour. AiS shall also be responsible for its pro-rata share of system-wide upgrades benefiting AiS as well as LVDC's other clientele.

6.6 **Audio/Visual Services**. It is expressly agreed to by the parties that AiS shall be responsible for all audio/visual systems, satellites, hook-ups, feeds, and decoders necessary to provide Property with an audio and/or visual telecast of the events occurring at the Participating Tracks. LVDC shall have no obligation, and shall incur no liability, with regard to any audio/visual feed and transmission from the Participating Tracks to AiS. AiS shall supply to LVDC, at no expense to LVDC, all decoders necessary for LVDC to receive the audio/visual feed from the Participating Tracks serving Property.

SECTION 7: APPLICABLE LAWS; CONTINGENCIES; APPROVALS

7.1 The parties hereto agree to comply with all applicable federal, state and local laws and regulations in connection with their performance of this Agreement. LVDC shall not be required to provide any services to any person or entity that is not in compliance with all applicable laws and regulations.

7.2 This Agreement is contingent upon the licensure of LVDC and AiS by all applicable state, and federal gaming authorities, the approval of the pari-mutuel wagering contemplated herein by all applicable state, and federal gaming authorities, and the approval of this Agreement by all applicable authorities.

7.3 AiS acknowledges that LVDC's business is subject to and exists because of privileged licenses issued by governmental authorities in the State of Nevada that regulate gaming and related matters. AiS also acknowledges that said authorities may revoke, suspend, limit or restrict any registrant, licensee or person found suitable if associated with an unsuitable person.

7.4 In the event AiS or any person or entity connected with AiS is called forward by authorities in the State of Nevada for determination of suitability, AiS agrees to cooperate fully in all respects with all such requests (except that AiS shall not be required to pay any investigative fees or reimbursements to the Nevada gaming authorities). In the event LVDC or any person or entity connected with LVDC is called forward by authorities from North Dakota for determination of suitability, LVDC agrees to cooperate fully

LVDC AiS

in all respects with all such requests (except that LVDC shall not be required to pay any investigative fees or reimbursements to the authorities governing AiS).

7.5 If any person or entity connected with this Agreement is found unsuitable by the appropriate local, state, or federal gaming authority or law enforcement, or if LVDC is advised by the appropriate authority to terminate its relationship with such person or entity, or if either party determines that it would be in its best interest to terminate its relationship with such person or entity in order to protect its applicable licenses, either party shall be allowed to immediately terminate its relationship with said person or entity without liability to the other party.

7.6 LVDC agrees to assist AiS, at AiS's request, in obtaining all federal, state and local approvals necessary under this Agreement. AiS shall reimburse LVDC for all expenses incurred by this assistance. LVDC does not warrant its services in any manner in regard to this assistance, and AiS expressly waives any and all claims, rights or causes of action relating to the assistance provided by LVDC pursuant to this Section, including, but not limited to, any and all claims, rights or causes of action relating to LVDC obtaining or failing to obtain any approvals.

SECTION 8: FURTHER ASSURANCE

8.1 Each of the parties hereto agrees to execute and deliver any and all further agreements, documents or instruments necessary to effectuate the transactions referred to herein or contemplated hereby.

8.2 Each of the parties hereto further agrees to notify the other of any information it receives that would prevent consummation of any of the transactions referred to herein or contemplated hereby or that would indicate a breach of this Agreement by either of the parties.

SECTION 9: REPRESENTATIONS/WARRANTIES

9.1 In addition to the representations and warranties otherwise provided for in this Agreement, LVDC represents, warrants and covenants to AiS as follows:

9.1.1 That LVDC is a corporation duly organized, validly existing, and in good standing under the laws of the state of Nevada.

9.1.2 The execution of this Agreement and the consummation of all transactions contemplated hereunder, (i) are within the authorized powers of LVDC; (ii) have been duly authorized by appropriate corporate action, (iii) will not conflict with, result in any breach of any of the provisions of, or constitute a default (or an event which upon the giving of any required notice or lapse of time would constitute a default) under LVDC's bylaws or the provisions of any agreement, court or administrative order, consent, decree or other instrument to which LVDC is a party, and (iv) the person executing this Agreement on behalf of LVDC has full right and power and authority to execute and deliver this Agreement as provided herein.

9.1.3 This Agreement constitutes a legal, valid and binding obligation of LVDC enforceable in accordance with its terms except as (i) the enforceability thereof may be limited by Bankruptcy, insolvency or similar laws affecting creditors' rights generally, and (ii) the availability of equitable remedies may be limited by equitable principles of general applicability or by statute.

LVDC   AiS

9.1.4 There are no contracts of employment, management, maintenance, service, supply or rental or other contracts or agreements, written or oral, to which LVDC is a party or, to LVDC's knowledge, binding on LVDC that is in conflict with this Agreement.

9.1.5 All representations of LVDC appearing in other Sections of this Agreement are true and correct. LVDC has not withheld any material information of which LVDC has knowledge and which have or could have a material adverse effect upon the Agreement and the parties' respective rights and obligations herein. LVDC agrees to notify AiS immediately of any such facts and circumstances if LVDC becomes aware of the same.

9.1.6 LVDC is in compliance with all applicable federal, state and local laws and regulations and has obtained all necessary governmental approvals to enter into this Agreement and perform its obligations hereunder, or is in a good faith process of so doing.

9.2 In addition to the representations and warranties otherwise provided for in this Agreement, AiS represents, warrants and covenants to LVDC as follows:

9.2.1 That AiS is a corporation duly organized, validly existing, and in good standing under the laws of North Dakota.

9.2.2 The execution of this Agreement and the consummation of all transactions contemplated hereunder, (i) are within the authorized powers of AiS; (ii) have been duly authorized by appropriate corporate action, (iii) will not conflict with, result in any breach of any of the provisions of, or constitute a default (or an event which upon the giving of any required notice or lapse of time would constitute a default) under AiS's bylaws or the provisions of any agreement, court or administrative order, consent, decree or other instrument to which AiS is a party, and (iv) the person executing this Agreement on behalf of AiS has full right and power and authority to execute and deliver this Agreement as provided herein.

9.2.3 This Agreement constitutes a legal, valid and binding obligation of AiS enforceable in accordance with its terms except as (i) the enforceability thereof may be limited by Bankruptcy, insolvency or similar laws affecting creditors' rights generally, and (ii) the availability of equitable remedies may be limited by equitable principles of general applicability or by statute.

9.2.4 There are no contracts of employment, management, maintenance, service, supply or rental or other contracts or agreements, written or oral, to which AiS is a party or, to AiS's knowledge, binding on AiS that is in conflict with this Agreement.

9.2.5 All representations of AiS appearing in other Sections of this Agreement are true and correct. AiS has not withheld any material information of which AiS has knowledge and which have or could have a material adverse effect upon the Agreement and the parties' respective rights and obligations herein. AiS agrees to notify LVDC immediately of any such facts and circumstances if AiS becomes aware of the same.

9.2.6 AiS is in compliance with all applicable federal, state and local laws and regulations and has obtained all necessary governmental approvals to enter into this Agreement and perform its obligations hereunder, or is in a good faith process of so doing.

9.2.7 All AiS' Pari-mutuel Handle will be generated through legal and approved wagering methods in accordance with required United States tax laws (including without limitation any

LVDC AiS

withholding requirements). LVDC shall not be liable to withhold winnings from AiS or its customers beyond the current ways LVDC does the same for its United States customers.

SECTION 10: DEFAULT; TERMINATION

In addition and without prejudice to the rights and remedies available to the parties, either party (the "Non Defaulting Party") may terminate this Agreement upon the occurrence of any of the following events of default by the other party (the "Defaulting Party"), provided the Defaulting Party has been given written notice of such default ("Notice of Default") and such party has failed to cure the same to the Non Defaulting Party's reasonable satisfaction within ten (10) days of the delivery of the Notice of Default:

10.1 If a Bankruptcy of Defaulting Party occurs, or if the Defaulting Party discontinues its business;

10.2 If the Defaulting Party violates any material obligation or covenant under the terms of this Agreement; or

10.3 If the Defaulting Party, or any officer, director, or agent thereof, is convicted of violating any local, state, federal, or international gaming laws.

Upon such termination the Defaulting Party shall not be financially liable for the monthly service charges outlined in this Agreement, including but not limited to those specified in Section 4, for the duration of the Term of the same. The Defaulting Party shall be barred from engaging in similar relationships with any other entity similar to the non-defaulting party as contemplated in Section 3 herein. If upon rectification of the default, the defaulting party can continue under the original terms of the agreement.

SECTION 11: INDEMNIFICATION; HOLD HARMLESS

11.1 LVDC and AiS ("Indemnifying Party") each agrees to indemnify and hold harmless the other from and against any claims, suits, actions, losses, damages, liabilities, costs and expenses, including reasonable attorneys' fees, relating to or arising from:

11.1.1 The negligent acts or omission of the Indemnifying Party's officers, employees, agents or representatives in connection with the performance of this Agreement, but excluding those acts and omissions which result in a failure to transmit Wagering Information to Participating Tracks (said failure and resultant liabilities is provided under Sections 6.3 and 6.5);

11.1.2 The Indemnifying Party's use of the information provided by the other party pursuant to this Agreement;

11.1.3 The inaccuracy or incompleteness of the Wagering Information transmitted to the other party, either through the System or through a Manual Merge, or caused by any other computational error arising from any act or omission of the Indemnifying Party or its agent(s);

11.1.4 The inaccuracy or incompleteness of any representation or warranty contained herein.

LVDC

AiS

11.2 In no event shall any party be liable for consequential damages by reason of the operation of this section.

SECTION 12: DISPUTES; RECOVERY OF EXPENSES

12.1 Both Parties agree that in the event of any claim, litigation or dispute arising under or out of this Agreement, or otherwise relating hereto or to the Equipment, or arising hereunder, by or between or affecting the parties hereto or any of said parties, any party hereto may submit such claim, litigation, dispute or matter to binding arbitration in accordance with the provisions of this paragraph. The parties agree that all matters submitted to arbitration shall be subject to binding arbitration pursuant to the rules of the American Arbitration Association conducted in Clark County, Nevada. All parties expressly consent to such binding arbitration and further agree that any award of the arbitrator may be submitted to the Federal District Court of Nevada to compel or enforce such arbitration award. In the event the Federal District Court denies jurisdiction after each party has aggressively sought such jurisdiction, all parties agree to submit to the state courts of Nevada for the sole purpose of enforcing the arbitration award. The parties hereby agree that the assumption of jurisdiction by any arbitrator or by any court as specified above shall not be delayed or curtailed by any doctrine requiring exhaustion of any remedies or procedures provided by the laws, ordinance or customs of AiS or its nation of incorporation.

12.2 In the event the arbitration provisions of this Agreement are invoked, each party shall choose one arbitrator within twenty (20) days from the date either party shall elect under this provision, and the two arbitrators so chosen shall choose a third arbitrator within twenty (20) days after the second of the two arbitrators has been chosen. The arbitrators shall be disinterested, impartial persons, and shall agree to be bound by the terms of the Agreement. The decision and/or ruling of a majority of the arbitrators shall be deemed the ruling of the arbitration.

12.3 The arbitrators shall hold an arbitration hearing within sixty (60) days after such appointment. The parties shall submit briefs and evidence in advance of the hearing as ordered by the arbitrators. The arbitrators shall allow each party to present that party's case, evidence and witnesses, if any, in the presence of the other party, and shall render an award within thirty (30) days of the hearing, including a provision for payment of costs and expenses of arbitration to be paid by one or both of the parties to this Agreement, as the arbitrators deem just. The award of the arbitrators shall be binding on the parties to this Agreement and judgment may be entered on such award in any court having jurisdiction as provided above. The arbitrators sitting in any arbitration arising under and pursuant to this Agreement shall not have the authority or power to modify or alter any express condition or provision of this Agreement or to render an award that by its terms has the effect of altering or modifying any express condition or provision of this Agreement. The parties further agree that the arbitrators, if the arbitrators deem it necessary, shall be authorized to select and hire a certified public accountant to assist the arbitrators in receiving and examining the books and accounts of the parties to this Agreement, and the fees and costs of such certified public accountant shall be borne as the arbitrators may direct in the arbitrators' award.

12.4 Before Arbitration is initiated by either party, the initiating party must, in good faith, attempt, in writing to amicably and informally resolve said dispute. In the event an arbitration is commenced by any of the parties hereto against the other party arising out of or in any way relating to this Agreement, the prevailing party shall be entitled to have and recover from the losing party reasonable attorneys' fees and costs incurred in connection with such arbitration, unless said prevailing party was the initiating party and did not attempt, in good faith, in writing, to amicably and informally resolve said dispute before filing for arbitration.

LVDC

AiS

12.5 Prior to AiS permitting the transfer of any ownership interest in AiS to a new shareholder during the term hereof, that new shareholder may be required to execute a personal guarantee in favor of LVDC if monies are due and outstanding to LVDC by AiS. The parties recognize that no personal guarantees were signed with this Agreement.

SECTION 13: MISCELLANEOUS

13.1 Assignment: This Agreement may not be transferred or assigned by either party without written consent of the other party, which consent shall not be unreasonably withheld.

13.2 Amendment: No provision of this Agreement may be amended or varied except by an agreement in writing signed by the parties hereto.

13.3 No Fiduciary Relationship Created Hereby: It is understood and agreed by the parties hereto that this Agreement does not create any fiduciary relationship between LVDC and AiS and that nothing in this Agreement is intended to make any party related to this Agreement a general or special agent, legal representative, subsidiary, joint venturer, partner, employee or servant of any other party, for any purpose. LVDC's services are provided as an independent contractor to AiS.

13.4 Third Parties: Nothing in this Agreement, whether express or implied, is intended to confer any rights or remedies on any person other than the parties hereto and their respective successors and permitted transferees and assigns, nor is anything in this Agreement intended to relieve or discharge the obligation of any third person to any of the parties hereto, nor shall any provision of this Agreement confer on any third person a right of subrogation or action over or against any of the parties hereto.

13.5 Notices: Any and all notices and demands to the parties hereto required or desired to be given hereunder shall be in writing and shall be given either (i) by delivery in person to the addresses set forth below, (ii) by deposit in the United States Mail in a sealed envelope or container, either registered or certified mail, return receipt requested, postage and postal charges prepaid, addressed by name and address to the party or person intended as set forth below, (iii) by delivery by a courier service keeping records of deliveries and attempted deliveries to such address as set forth below, or (iv) by telecopy or similar facsimile transmission to the numbers set forth below. The names, addresses and telecopy numbers of the parties required to receive such notices and/or demands are:

LVDC:

Las Vegas Dissemination, Inc.
8924 Spanish Ridge Avenue
Las Vegas, Nevada 89148
Attn: Vincent Magliulo
Email : magliuo@lvdc.com
Telephone No.: (702) 739-8781

AiS:

Apple iSports, Inc.
1 Alexander Road
Kintnersville PA 18930
AttnL Stephen Oliver
Email : stepheno@appleisports.com
Telephone No.: +61 418 101 088

LVDC

AiS

If notice is served by registered or certified mail or courier in the manner provided herein, it shall be conclusively deemed received upon receipt or first attempted delivery, whichever is sooner. Notice given personally shall be deemed given upon receipt. Notice given by facsimile shall be deemed given upon confirmed transmission. Any party hereto may change its address and/or number for the purpose of receiving notices or demands as herein provided by a written notice given in the manner aforesaid to the other party hereto, which notice of change of address shall not become effective, however, until the actual receipt thereof by the other party.

13.6 **Non-Waiver**: The failure of either party to insist, in any one or more instances, upon performance of any of the provisions of this Agreement, or to take advantage of any of its rights hereunder, shall not operate as a waiver thereof or preclude any other or further exercise thereof or the exercise of any other right or power.

13.7 **No Party Deemed Drafter**: The parties acknowledge that they substantially and materially have contributed to the preparation of this Agreement and agree that neither of them shall be deemed the drafter of this Agreement, and that in the event this Agreement is ever construed by a court of competent jurisdiction, such court shall not construe this Agreement or any of its provisions against either of the parties as the drafter.

13.8 **Captions**: The captions and section headings contained herein are for convenient reference only and shall not in any way affect the meaning or interpretation of this Agreement.

13.9 **Severability**: If any term, provision or condition of this Agreement, or any application thereof, should be held by a court of competent jurisdiction to be invalid, void or unenforceable, all provisions and conditions of this Agreement and all applications thereof not held invalid, void or unenforceable, shall continue in full force and effect and shall in no way be affected, impaired or invalidated thereby.

13.10 **Entire Agreement**: This Agreement contains the entire agreement between the parties hereto. LVDC shall be under no obligation to furnish services to AiS in excess of those specified herein, nor shall AiS be entitled to receive any additional services unless an additional agreement is entered into between the parties. No verbal agreement or implied covenant shall be held to vary the provisions hereof, any statements, law or custom to the contrary notwithstanding. No promise, representation, warranty or covenant not included in this Agreement has been or is relied upon by either party. Each party has relied upon its own examination of this Agreement and the counsel of its own advisors. The failure or refusal of either party to read this entire Agreement or other related document, or to obtain legal or other advice relevant to this Agreement, constitutes a waiver of any objection or claim that might have been based upon such inspection or advice.

13.11 **Time of Essence**: Time is of the essence of this Agreement and all of the terms, provisions and conditions hereof.

13.12 **Counterparts**: This Agreement may be executed in any number of counterparts, each of which when executed and delivered shall be an original, but all such counterparts shall constitute one and the same Agreement.

13.13 **Time of Performance**: If the day specified in this Agreement for the performance of any obligation is not a business day, the day of performance of such obligation shall be extended until the next business day.

LVDC AiS

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

LAS VEGAS DISSEMINATION, INC.,
a Nevada corporation

By: ________________________

Its: VP Systems

APPLE ISPORTS, INC.,
a Delaware corporation

By: ________________________

Its: CHIEF OPERATING OFFICER

LVDC

AiS